Exhibit 10.2
EMPLOYMENT AGREEMENT
MAX & ERMA’S RESTAURANTS, INC. AND ROBERT A. LINDEMAN
     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered effective this 19th day of September, 2007 (the “Effective Date”), between MAX & ERMA’S RESTAURANTS, INC., a Delaware corporation (the “Company”) and ROBERT A. LINDEMAN (the “Executive”).
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has approved and authorized the entry into this Agreement with the Executive; and
     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Company.
     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:
     1. Employment. The Executive shall be employed as the President and Chief Executive Officer of the Company from September 19, 2007 (the “Commencement Date”), until the third anniversary of this Agreement, unless such employment is terminated earlier in accordance with this Agreement; provided, however, commencing on the third anniversary of this Agreement, the term of this Agreement shall be extended for a period of two (2) years (the “Initial Renewal Term”) and, on the second anniversary of the Initial Renewal Term, the term of this Agreement shall be extended for a consecutive period of five (5) years, unless either party gives written notice to the other, at least 60 days prior to the end of the initial term or at least 60 days prior to the end of the Initial Renewal Term. The Executive shall have such duties and responsibilities customarily incident to such position or as may be designated to him by the Board of Directors of the Company (the “Board”) from time to time. The Executive shall be generally responsible for overseeing the operations of the Company and meeting the reasonable performance standards and objectives as set by the Board of Directors. Executive shall devote substantially all of his time, attention and energies to the business and affairs of the Company.
     2. Salary. The Company shall pay the Executive a salary at an annual rate of $300,000 less applicable deductions (the “Base Salary”), and such Base Salary may be increased at such times and in such amounts as determined by the Committee. The Base Salary shall be payable by the Company to the Executive in installments at such times as the Company customarily pays its other employees. Participation in deferred compensation, mandatory or discretionary bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the Base Salary.

     3. Bonus. Executive shall be entitled to participate in the Company’s executive cash bonus program pursuant to which Executive will be eligible to receive a cash bonus, in an amount determined by the Committee, which bonus may be based on such performance criteria as the Committee may in its discretion determinate from time to time. Except as otherwise provided in paragraph 9 herein, if this Agreement is terminated prior to the payment date of any bonus provided for in this paragraph, no bonus payment shall be made following the termination date of the Agreement unless otherwise agreed by the Company.
     4. Participation in Retirement, Welfare and Other Benefit Plans and Programs. Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs, including health insurance, dental insurance, group life and long-term disability and 401(k) plan, made available to the Company’s senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility of such plans.
     5. Automobile. The Company shall provide the Executive an automobile allowance in accordance with the Company’s automobile allowance or reimbursement policy as approved from time to time by the Board of Directors and payable in accordance with the Company’s policy.
     6. Vacation. The Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as approved from time to time by the Board of Directors, in addition to holidays and other paid time off (excluding vacation) provided to similarly situated executive officers of the Company.
     7. Business Expenses. During such time as the Executive is rendering services hereunder, the Executive shall be entitled to incur and be reimbursed by the Company for all reasonable business expenses, including but not limited to mobile telephone charges. The Company agrees that it will reimburse the Executive for all such expenses upon the presentation by the Executive, on a monthly basis, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies. Reimbursement for approved expenses shall be made within a reasonable period not to exceed 30 days after the approval of Executive’s itemized account.
     8. Indemnity. The Company shall to the extent permitted by law, indemnify and hold the Executive harmless from costs, expense (including reasonable attorneys fees) or liability arising out of or relating to any acts or decisions made by the Executive in the course of his employment to the same extent the Company indemnifies and holds harmless other officers and directors of the Company in accordance with the Company’s established policies. The Company agrees to continuously maintain Directors and Officers Liability Insurance with reasonable limits of coverage and to include the Executive within said coverage.
     9. Termination. This Agreement shall terminate on the third anniversary date of the Commencement Date, unless renewed pursuant to paragraph 1 above or sooner pursuant to any of the following:

          9.1 Death. This Agreement shall terminate upon the Executive’s death. The Company shall pay the Executive’s estate (i) on the date it would have been payable to Executive any unpaid Base Salary earned prior to the date of Executive’s death, (ii) within 30 days of the conclusion of the quarter following Executive’s death, any unpaid Bonus prorated to the date of Executive’s death, and (iii) any unpaid reimbursements due Executive for expenses incurred by the Executive prior to Executive’s death, upon receipt from the Executive’s personal representative of receipts therefore. Any options that have not vested as of the date of Executive’s death shall terminate on the date of Executive’s death.
          9.2 Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, he shall have been absent from the full time performance of substantially all of his material duties with the Company for 90 consecutive days or 180 days total within any 12-month period, his employment may be terminated by the Company for “Disability.” Termination shall occur 30 days after a notice of a written termination is delivered to Executive by the Company (the “Effective Date of Termination”). The Company shall pay the Executive (i) on the date it would have been payable to Executive, any unpaid Base Salary earned prior to the date of Executive’s Effective Date of Termination, (ii) within 30 days of the end of the quarter following Executive’s Effective Date of Termination, any unpaid Bonus prorated to the Executive’s last day of actual employment, (iii) any unpaid reimbursements due Executive for expenses incurred by the Executive prior to Executive’s Effective Date of Termination, pursuant to paragraph 7, and (iv) if Executive is not covered by any other comprehensive insurance, the Company will pay Executive an amount equivalent to Executive’s COBRA payments up to 18 months following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents. Any options that have not vested as of the Executive’s Effective Date of Termination shall terminate on the date of Executive’s Effective Date of Termination.
          9.3 Cause. This Agreement may be terminated by the Company at any time for “Cause” by the delivery to Executive of a written notice of termination stating the date of termination and the basis upon which this Agreement is being terminated. As used in this Agreement, the term “Cause” shall include:
               (i) failure, neglect or refusal to perform or observe any or all of Executive’s material obligations (“Breach”) under this Agreement which Breach remains uncured after written notice from the Company to the Executive and an opportunity to correct such performance within a reasonable period of time as determined by the Company, of at least 15 days after notice from the Company regarding the Breach;
               (ii) conviction of Executive of any felony or other crime involving dishonesty or moral turpitude;
               (iii) fraudulent conduct by the Executive or any act of dishonesty in connection with the Company’s business; or

               (iv) unauthorized or unfair competition with the Company or any of its affiliates, including the unauthorized use or disclosure of trade secrets, confidential or proprietary business information or the substantial breach of any material covenants.
          In the event of termination for Cause, Executive will be entitled to such Base Salary and benefits as have accrued under this Agreement through the date of termination, but will not be entitled to any other salary, benefits, bonuses or other compensation after such date.
          9.4 Without Cause. This Agreement may also be terminated by Company at any time without Cause by the delivery to Executive of a written notice of termination not less than 30 days prior to the date of termination. Upon such termination, Executive will be paid such Base Salary, vacation, prorated bonus and other benefits as have been earned under this Agreement through the date of termination (including, without limitation, the Company will pay Executive’s COBRA payments for the earlier of the maximum term allowable by then applicable law or the date Executive becomes covered under a different health plan, for coverage of Executive and his eligible dependents). So long as Executive reasonably cooperates in the transition of Executive’s duties, as determined in the Company’s sole but reasonable discretion, Executive will be paid an amount equivalent to his monthly Base Salary, on a monthly basis, for the remaining term of the Agreement, or six (6) months, whichever is shorter. Executive will receive the foregoing payment regardless of any mitigation. However, Executive acknowledges that he has a duty to mitigate and seek other employment. If there are more than six (6) months remaining on the term of the Agreement, and Executive is unable to secure comparable employment during the six (6) months following termination, the Company will continue paying Executive’s Base Salary, on a monthly basis, for an additional six (6) months or until Executive secures comparable employment, whichever is shorter. Failure to make reasonable efforts to mitigate will justify cessation of the payment of the Base Salary under this paragraph. Any options that have not vested as of the date of Executive’s termination, shall fully vest as of the date of Executive’s termination. Except as provided in this paragraph, Executive will not be entitled to any other salary, benefits, bonuses or other compensation after such termination.
          9.5 By Executive. Executive may terminate this Agreement upon 30 days written notice to the Company. The Company shall pay the Executive (i) on the date it would have been payable to Executive, any unpaid Base Salary earned prior to the date of Executive’s termination, and (ii) any unpaid reimbursements due Executive for expenses incurred by the Executive prior to the date of Executive’s termination, pursuant to paragraphs 5 and 7. Any options that have not vested as of the date of Executive’s termination shall terminate on the date of Executive’s termination.
          9.6 Expiration of Term. If the parties do not execute a new written agreement, upon expiration of the term of the Agreement, the employment of Executive shall continue on the same terms and conditions (including the then applicable compensation as provided in paragraphs 2 through 7) as provided in this Agreement. The parties acknowledge and agree that any such employment following the term shall be terminable “at will” for any reason, with or without cause, pursuant to applicable Ohio law.

     10. Assignment.
     10.1 No Assignment by Executive. This Agreement may not be assigned by Executive.
     10.2 Assignment by Company. This Agreement may be assigned by the Company provided that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place.
     11. Confidential Information.
     11.1 Confidential Information. During the term of this Agreement and thereafter, the Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Executive in the course of his employment by the Company, including, without limitation, any data, formulae, recipes, methods, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and other documents containing such Confidential Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his employment, the Executive will promptly deliver to the Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.
     11.2 Noncompetition. Except as otherwise provided herein, the Executive agrees that during the term of this Agreement he will not, directly or indirectly, without the prior written consent of the Company, provide consulting services with or without pay, or own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present affiliate of the Company; provided, however, that the “beneficial ownership” by the Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934 (“Exchange Act”), of not more than 1% of the voting stock of any corporation shall not be a violation of this Agreement.
     11.3 Right to Company Materials. The Executive agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to the Executive, shall be and shall remain the property of the Company. Upon the termination of his employment and/or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Executive shall not make or retain any copies thereof.

     11.4 Anti-solicitation. The Executive understands and agrees that in the course of employment with the Company, the Executive will obtain access to and/or acquire Company trade secrets, including Confidential Information, which are solely the property of the Company. Therefore, to protect such trade secrets, the Executive promises and agrees that during the term of this Agreement, and for a period of two years thereafter, he will not influence or attempt to influence employees, customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.
     11.5 Injunctive Relief. It is further expressly agreed that the breach of this paragraph would result in immediate irreparable injury which would constitute grounds for injunctive relief in a tribunal of appropriate jurisdiction, and the parties further consent and stipulate to the entry of appropriate provisional injunctive relief in any appropriate tribunal having jurisdiction over the parties.
     12. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, exception that notice of a change of address shall be effective only upon actual receipt:

Company:	Max & Erma’s Restaurants, Inc.
4849 Evanswood Drive
Columbus, Ohio 43229
Attention:	Chairman of the Board

Executive:	Robert A. Lindeman
8462 Grennan Woods Drive
Powell, OH 43085
     13. Amendments or Additions. No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.
     14. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
     15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.
     17. Arbitration. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive’s employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in the City of Columbus, Ohio in accordance with the laws of the State of Ohio. This provision will not apply provisional remedies as in connection with claims under paragraph 12, or as otherwise provided herein.
     (a) The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules;
     (b) The arbitration shall be conducted confidentially in accordance with the Rules;
     (c) The arbitration fees shall be paid by the Company;
     (d) Each party shall have the right to conduct discovery including (3) three depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator;
     (e) The statute of limitations or any cause of action shall be that prescribed by law;
     (f) The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party;
     (g) The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and
The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with Ohio law.
     18. Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that you are a “specified employee” as defined in Section 409A of the Code or any guidance promulgated thereunder (“Code Section 409A”) and reasonably believes that payments under this Agreement are subject to Code Section 409A’s six-month delay rule, you shall not be entitled to any payments upon the termination of your employment until the earlier of (i) the date which is six months after the termination of your employment, or (ii) the date of your death. Additionally, if the Company reasonably believes that any provision of this Agreement would cause you to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with you and receiving your approval (which shall not be unreasonably withheld), reform such provision, to the extent possible, so as to not cause you to incur any such additional tax or interest.
     19. Termination of Severance Agreement in Event of Change in Control. Executive and the Company agree that this Agreement supersedes, terminates and replaces the Severance Agreement in Event of Change in Control between Executive and the Company, dated May 29, 2006 (the “Severance Agreement”) and that Executive and the Company have no obligations to each other under such Severance Agreement.
     20. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles. All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections. Notwithstanding anything in this Agreement to the contrary, upon and following Executive’s death, this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, heirs, distributees, devisees and legatees, as the case may be, with respect to the payments due by the Company as set forth in paragraph 10.1 of this Agreement.
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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

MAX & ERMA’S RESTAURANTS, INC.

By:	/s/ Todd B. Barnum
Chairman of the Board
(Printed Name and Title)

EXECUTIVE: ROBERT A. LINDEMAN

/s/ Robert A. Lindeman